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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


To the Shareholders and Board of Directors of ChatCom, Inc.:

We consent to the incorporation by reference in this Registration Statement of ChatCom, Inc. on Form S-3 of our report, dated June 20, 1997 (which report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern) appearing in the Annual Report on Form 10-KSB of ChatCom, Inc. for the year ended March 31, 1997, as amended, incorporated by reference in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP


DELOITTE & TOUCHE LLP
Los Angeles, California
April 20, 1998